As Filed With the Securities and Exchange Commission on May 2, 2003

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LANCE, INC.
(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation or organization)	56-0292920 (I.R.S. Employer Identification No.)

8600 South Boulevard Charlotte, North Carolina (Address of principal executive offices)	28232 (Zip Code)

LANCE, INC. 2003 DIRECTOR STOCK PLAN
(Full title of the plan)

B. CLYDE PRESLAR
Vice President and Chief Financial Officer
Lance, Inc.
8600 South Boulevard
Charlotte, North Carolina 28232
(Name and address of agent for service)
704/554-1421
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title	Amount	Proposed maximum	Proposed maximum	Amount of
of securities to be	to be	offering price	Aggregate	registration
registered	registered	per share(1)	Offering price(1)	fee

Common Stock, $.83 1/3 par value	50,000 shares	$7.60	$380,000	$30.74

[1]	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) on the basis of $7.60 per share, the average of the high and low prices for the Common Stock on April 28, 2003 as reported in The Nasdaq Stock Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     The information required by this Item is omitted from this registration statement in accordance with the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

     The information required by this Item is omitted from this registration statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents have been filed by Lance, Inc. (the “Company”) with the Securities and Exchange Commission (Commission file number 0-398) and are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2003 and the Company’s Current Reports on Form 8-K as filed with the Commission on April 18, 2003 and April 24, 2003.

(c)	The description of the Company’s Common Stock contained in the Company’s Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequent filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Certain legal matters in connection with the issuance of the Common Stock being offered hereby are being passed upon for the Company by Kennedy Covington Lobdell & Hickman, L.L.P., Hearst Tower, 214 North Tryon Street, 47th Floor, Charlotte, North Carolina 28202. At April 28, 2003, partners and associates of Kennedy Covington Lobdell & Hickman, L.L.P. and their spouses and minor children owned beneficially an aggregate of 12,660 shares of the Common Stock of the Company.

Item 6. Indemnification of Directors and Officers.

     The North Carolina Business Corporation Act contains provisions prescribing the extent to which directors and officers shall or may be indemnified against liabilities which they may incur in their capacities as such. Under those provisions, whether indemnification of reimbursement or expenses is permitted or mandated depends upon several factors, including whether the action is brought by the corporation or by outsiders and whether the potential indemnitee is successful in his or her defense.

     The statute is not exclusive of any other rights of indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The Company’s Restated Charter provides that no director of the Company shall have any personal liability arising out of any action whether by or in the right of the Company or otherwise for monetary damages for breach of his or her duty as a director, and the Company’s bylaws require the Company to indemnify the Company’s directors to the fullest extent permitted by law.

     The North Carolina Business Corporation Act also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liabilities which they may incur in such capacities. The Company has purchased insurance to provide for indemnification of directors and officers.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4	Lance, Inc. 2003 Director Stock Plan

5	Opinion of Kennedy Covington Lobdell & Hickman, L.L.P.

23.1	Consent of KPMG LLP

23.2	Consent of Kennedy Covington Lobdell & Hickman, L.L.P. (contained in Exhibit 5)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the North Carolina Business Corporation Act, the Registrant’s Restated Charter or Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 2, 2003.

LANCE, INC.

By	/s/ B. Clyde Preslar

B. Clyde Preslar
Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Paul A. Stroup, III Paul A. Stroup, III	President, Chief Executive Officer (Principal Executive Officer), Chairman of the Board and Director	May 2, 2003

/s/ B. Clyde Preslar	Vice President and Chief Financial Officer (Principal Financial Officer)	May 2, 2003
B. Clyde Preslar

/s/ Margaret E. Wicklund Margaret E. Wicklund	Corporate Controller (Principal Accounting Officer)	May 2, 2003

/s/ David L. Burner David L. Burner	Director	May 2, 2003

/s/ Alan T. Dickson Alan T. Dickson	Director	May 2, 2003

/s/ J. W. Disher J. W. Disher	Director	May 2, 2003

/s/ William R. Holland William R. Holland	Director	May 2, 2003

/s/ Scott C. Lea Scott C. Lea	Director	May 2, 2003

Wilbur J. Prezzano	Director	May 2, 2003

Signature	Capacity	Date

/s/ David V. Singer David V. Singer	Director	May 2, 2003

/s/ Robert V. Sisk Robert V. Sisk	Director	May 2, 2003

/s/ Isaiah Tidwell Isaiah Tidwell	Director	May 2, 2003

/s/ S. Lance Van Every S. Lance Van Every	Director	May 2, 2003

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBITS
Item 8

FORM S-8
REGISTRATION STATEMENT

LANCE, INC.
Commission File Number 0-398

EXHIBIT INDEX

Exhibit	Description

4	Lance, Inc. 2003 Director Stock Plan

5	Opinion of Kennedy Covington Lobdell & Hickman, L.L.P.

23.1	Consent of KPMG LLP

23.2	Consent of Kennedy Covington Lobdell & Hickman, L.L.P. (contained in Exhibit 5)